As filed with the Securities and Exchange Commission on March 20, 1998.

                                                       Registration No. ________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          ALLIED RESEARCH CORPORATION
             (Exact name of registrant as specified in its charter)

        Delaware                                           04-2281015
(State or other juris-                               (I.R.S. Employer
diction of incorporation                             Identification No.)
or organization)

8000 Towers Crescent Drive, Suite 750, Vienna, Virginia 22182

              (Address of Principal Executive Offices) (Zip Code)

                          ALLIED RESEARCH CORPORATION
                           1997 INCENTIVE STOCK PLAN
                            (Full title of the plan)

Name, address and telephone         Please send copies
number of agent for service:        of all communications to:

J. R. Sculley                       James E. Baker, Jr., Esq.
President                           Baxter, Baker, Sidle & Conn, P.A.
Allied Research Corporation         120 E. Baltimore Street, Suite 2100
8000 Towers Crescent Drive          Baltimore, Maryland 21202-1643
Suite 750                           (410) 385-8122
Vienna, Virginia 22182
(703) 847-5268

                        CALCULATION OF REGISTRATION FEE

                                                        Proposed
Title of                              Proposed          Maximum
Securities            Amount          Maximum           Aggregate   Amount of
to be                 to be           Offering Price    Offering    Registration
Registered            Registered      Per Share (1)     Price (1)   Fee (1)
----------            ----------      --------------    ---------   -------

Common Stock,         225,000         $11.125           $2,503,125  $738.42
par value             shares
$.10 per share

(1) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 and based on a price of $11.125 per share, the average of the high and low prices of the Common Stock of registrant on March 16, 1998, as reported by the American Stock Exchange.

Item 3.  Incorporation of Documents by Reference

                  The following documents are hereby incorporated by reference in this Registration Statement and made a part hereof:

                  (1) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934.

                  (2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (1) above.

                  (3) The description of the Company's common stock contained in the registration statement filed by the Company under the Securities Exchange Act of 1934.

                  (4) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

                  The Common Stock to be offered has been registered under
Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel

                  Not Applicable.

Item 6.  Indemnification of Directors and Officers

                  The Company's charter and by-laws provide that each director and each officer of the Company shall be indemnified by the Company to the fullest extent permitted by applicable law against all liability and loss suffered and expenses reasonably incurred by such person in connection with the defense of any action, suit or proceeding (including any appeal therein) in which they or any of them are made parties or a party by reason of being or having been directors or officers.

                  Under the laws of the State of Delaware a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a nolo contendere plea, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful. Indemnification of expenses (including attorneys' fees) is allowed in derivative actions except no indemnification is permitted in respect of any claim, issue or matter as to which any such person has been adjudged to be liable unless the trial court decides that indemnification is proper. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). A determination that the person to be indemnified met the applicable standard of conduct is made by the board of directors by majority vote of a quorum consisting of directors not a party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses, including attorneys' fees, may be paid in advance upon receipt of undertakings to repay by the director or officer if it is ultimately determined that he is not entitled to be indemnified by the corporation. The right of indemnification and advancement of expenses continues as to any person who has ceased to be a director, officer or agent unless otherwise provided in the authorization.

Item 7.  Exemption from Registration Claimed

                  Affiliates of the Company may not use this Registration Statement for reoffers or resales of shares of Common Stock acquired under the plan. Such affiliates may offer or resell their shares of Common Stock only in compliance with Rule 144 of the Securities Act of 1933 (the "1933 Act"), pursuant to a separate prospectus or pursuant to an exemption from registration under the 1933 Act.

Item 8.  Exhibits

Exhibit No.        Description of Exhibits
-----------        -----------------------

4                     Allied Research Corporation 1997 Incentive Stock Plan

5                     Opinion of Baxter, Baker, Sidle & Conn, P.A.

23.1                  Consent of Baxter, Baker, Sidle & Conn, P.A. (contained in
                      Exhibit 5)

23.2                  Consent of Independent Certified Public Accoutants

                  The Allied Research Corporation 1997 Incentive Stock Plan is not subject to compliance with ERISA.

Item 9.  Undertakings

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on March 20, 1998.

                                           ALLIED RESEARCH CORPORATION

                                           By:   /s/  J. R. Sculley
                                              -------------------------------
                                              J. R. Sculley, President, Chief
                                              Financial Officer and Director

                                           By:   /s/  Karen M. Bauer
                                              -------------------------------
                                              Karen M. Bauer,
                                              Principal Accounting Officer

                  Pursuant to the requirements of the Securities Act of 1933,

this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                      Title             Date
---------                                      -----             ----
/s/ Harry H. Warner                            Director          March 13, 1998
-------------------------
Harry H. Warner

/s/ Robert W. Hebel                            Director          March 13, 1998
-------------------------
Robert W. Hebel

/s/ Earl P. Smith                              Director          March 13, 1998
-------------------------
Earl P. Smith

/s/ Clifford C. Christ                         Director          March 13, 1998
-------------------------
Clifford C. Christ